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                                                                    EXHIBIT 99.2

                     LAIDLAW ANNOUNCES EXIT FROM CHAPTER 11

Naperville, IL, June 23, 2003

Laidlaw International, Inc. (TSX: BUS) announced today that it has emerged from the chapter 11 reorganization process. The Company officially concluded its reorganization today after completing all required actions and satisfying or reaching agreement with its creditor constituencies on all remaining conditions to its Third Amended Plan of Reorganization. This Plan was confirmed by the U.
S. Bankruptcy Court for the Western District of New York by order dated February 27, 2003.

"This is a very memorable day for the Company," said Kevin Benson, Laidlaw International President and Chief Executive Officer. "It marks the end of a challenging period for all involved in the reorganization process. It also ends the questions and uncertainty concerning the future, which have surrounded the company for the past three years. The company emerges with a strong balance sheet and confident that, with the resources now available to it, it has the ability to realize on its full potential. I would particularly like to recognize and thank the many employees, customers and creditors who have continued to support us through this period. We look forward to achieving the results that underlined their confidence in the Company."

As a part of its emergence from chapter 11, Laidlaw International, Inc. obtained exit financing of approximately $1.225 billion. Approximately $1.0 billion of this financing was used to fund a portion of the distributions to Laidlaw's creditors. In accordance with the Plan of Reorganization, the Company completed an internal corporate restructuring, in which Laidlaw International, Inc. acquired all of the assets of Laidlaw Inc., a Canadian corporation.

Pursuant to the Plan, Laidlaw International domesticated into the United States as a Delaware corporation. In doing so it issued approximately 103.8 million shares of new common stock for distribution to Laidlaw Inc., creditors. Approximately 31.2 million of these shares were issued to holders of Laidlaw bank debt claims (Class 4 under the Plan); approximately 58.1 million to holders of Laidlaw bond debt claims (Classes 5 and 5 A under the Plan) and approximately
10.7 million will be available for distribution to holders of general unsecured claims (Class 6 under the Plan). In addition, approximately 3.8 million shares were issued to a trust in connection with the Company's settlement with the United States Pension Benefit Guaranty Corporation relating to the funding level of certain subsidiary pension funds.

Consistent with the Plan, Laidlaw Inc's., prior common stock was cancelled as of June 23, 2003. The new shares of Laidlaw International, Inc. being issued to certain creditors in accordance with the Plan, were listed on the Toronto Stock Exchange immediately following exit. In the United States, the new common stock is expected to trade on the over-the-counter market. It is the Company's intention to seek a listing of the common stock in the U.S. as soon as practicable.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not historical facts, including statements regarding the Company's future prospects and expectations with respect to the listing of its common stock in the U.S., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to: the successful completion of the registration of the common stock of the Company with the U.S. Securities and Exchange Commission, particularly in the light of the scope limitation that is contained in the audit report for the financial statements, and, upon registration of such shares with the SEC, obtaining approval for the listing of these shares on the New York Stock Exchange or Nasdaq

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National Market; the Company's ability to continue as a going concern; general economic conditions; and other factors detailed from time to time in the Company's filings with the SEC. Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated.

Laidlaw is a holding company for North America's largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services.

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Contact:          Geoff Mann, Vice President and Treasurer
                  Laidlaw International, Inc.
                  (905) 336-1800
                  website: www.laidlaw.com